Exhibit 4.8

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made and entered into as of May 22, 2013, by and among GOODMAN NETWORKS INCORPORATED, a Texas corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (“Trustee”). All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Company has executed and delivered to the Trustee that certain Indenture dated as June 23, 2011 (the “Indenture”), pursuant to which the Company issued 12.125% Senior Secured Notes due 2018 (collectively, the “Notes”);

WHEREAS, under Section 9.02 of the Indenture, the Company and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class;

WHEREAS, Holders of at least a majority in aggregate principal amount of the outstanding Notes have consented to the amendments set forth herein in connection with that certain Consent Letter relating to the Solicitation of Consents Relating to the 12.125% Senior Secured Notes due 2018 provided to Holders on April 30, 2013 (the “Consent Letter”);

WHEREAS, this Supplemental Indenture is authorized by Section 9.02 of the Indenture;

WHEREAS, the Company has furnished the Trustee with an Officers’ Certificate, resolution of its Board of Directors, and an Opinion of Counsel complying with the requirements of Sections 9.06, 13.04 and 13.05 of the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and Trustee and a valid amendment to the Indenture have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed for the equal and proportionate benefit of all Holders of the Notes, as follows:

SECTION 1. AMENDMENTS TO INDENTURE.

1.01. The definition of “Consolidated EBITDA” set forth in Section 1.01 of the Indenture is hereby amended in its entirety to read as follows:

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits and state, franchise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) for periods prior to the date of this Indenture, any other charges, costs, losses or expenses described in the reconciliation of Adjusted EBITDA to EBITDA in the Company’s Offering Memorandum; plus

(5) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6) any expense or deduction taken related to expenses or fees to enter into this Indenture and Existing ABL Agreement; plus

(7) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(8) any expenses or deductions relating to expenses or fees incurred from the restatement of financials for the fiscal years 2009 through 2012; plus

(9) for the fiscal year ended 2012, an amount not to exceed $3,300,000 for expenses incurred by the Company for the purpose of paying federal, state and local income and employment taxes of officers and executives of the Company in accordance with such officer or executive’s executive employment agreement then in effect; plus

(10) any expenses or fees incurred relating to the solicitation of consent from Holders in accordance with this Indenture, incurrence of the Qualified Acquisition Indebtedness and consummation of any of the transactions contemplated by the Consent Letter relating to the Solicitation of Consents Relating to the 12.125% Senior Secured Notes due 2018 provided to Holders on April 30, 2013; plus

(11) any fees and expenses (including reasonable legal fees) relating to the consummation of any acquisition or the making of Investments permitted hereunder; plus

(12) any fees and expenses relating to the issuance of Equity Interests or Indebtedness permitted hereunder; plus

(13) any extraordinary, exceptional, unusual or non-recurring restructuring redundancy or severance loss, charge or expense, to the extent such losses, charges or expenses were deducted in computing such Consolidated Net Income; minus

(14) any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(15) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

1.02. The definition of “Parity Lien Obligations” set forth in Section 1.01 of the Indenture is hereby amended in its entirety to read as follows:

“Parity Lien Obligations” means (a) all principal of and interest (including without limitation any post-petition interest) and premium (if any) on all Indebtedness under the Parity Lien Secured Debt Agreement or any Parity Lien DIP Financing (as defined in the Intercreditor Agreement) by the Parity Lien Secured Parties, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any post-petition interest) with respect to any letter of credit or similar instruments issued pursuant to the Parity Lien Secured Debt Agreement, (c) all guarantee obligations, indemnities, fees, expenses and other amounts payable from time to time pursuant to the Parity Lien Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding and (d) all other Obligations in respect thereof; provided that, other than with respect to the Notes issued under this Indenture on the date thereof (including any Exchange Notes) and any Note Guarantees in respect thereof:

(a) on or before the date on which Additional Notes are issued or Indebtedness is incurred by the Company or guarantees incurred by such Guarantor, such Additional Notes, guarantees or other Indebtedness, as applicable, is designated by the Company, in an Officers’ Certificate delivered to the Collateral Trustee, as “Parity Lien Obligations” for the purposes of the Parity Lien Documents; provided that no Series of Parity Lien Debt may be designated as both ABL Obligations and Parity Lien Obligations;

(b) such Additional Notes, guarantees or other Indebtedness is governed by an indenture or a credit agreement, as applicable, or other agreement that includes a Lien Sharing and Priority Confirmation and meets the requirements described in Section 10.05 hereof;

(c) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such Additional Notes, guarantees or other Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Notes, guarantees or other Indebtedness is “Parity Lien Obligations”); and

(d) other than with respect to any Qualified Acquisition Indebtedness, on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the aggregate amount of Parity Lien Principal Debt that constitutes Parity Lien Obligations shall in no event exceed the Parity Lien Principal Debt Cap.

To the extent any payment with respect to any Parity Lien Obligation (whether by or on behalf of the Company or any Guarantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any ABL Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of the Intercreditor Agreement and the rights and obligations of the ABL Secured Parties and the Parity Lien Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

1.03. Clause (1) of the definition of “Permitted Liens” set forth in Section 1.01 of the Indenture is hereby amended in its entirety to read as follows:

(1) Liens held by the Collateral Trustee on the Collateral equally and ratably securing (A) (i) the Initial Notes (including any Exchange Notes in respect thereof), (ii) other Parity Lien Principal Debt in an aggregate principal amount not exceeding, the Parity Lien Principal Debt Cap (as of the date of incurrence of any Parity Lien Principal Debt and after giving pro forma effect to the application of the net proceeds therefrom) and (iii) Qualified Acquisition Indebtedness and (B) all related Parity Lien Obligations, so long as such Liens are subject to the Collateral Trust Agreement;

1.04. The following definitions of “Qualified Acquisition” and “Qualified Acquisition Indebtedness” shall be added to Section 1.01 of the Indenture, in appropriate alphabetical order, to read as follows:

“Qualified Acquisition” means the acquisition by the Company or one of its Subsidiaries of Multiband Corporation, a Minnesota corporation. (or an affiliate of such target) described in a letter of intent by and among the Company and the Target, dated as of April 16, 2013 (as the same may be amended, restated, modified or supplemented from time to time).

“Qualified Acquisition Indebtedness” means Indebtedness (including other Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge such Indebtedness, any Exchange Notes and any Note Guarantees or other guarantees in respect thereof) in an aggregate amount not exceeding $100.0 million used to finance all or a portion of the Qualified Acquisition.

1.05. Section 4.09(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided further that the Company or any Restricted Subsidiary may incur Qualified Acquisition Indebtedness.

SECTION 2. EFFECTIVENESS. Subject to the following sentence, upon the execution and delivery of this Supplemental Indenture between the Company and the Trustee, this Supplemental Indenture shall become effective and the Indenture and the Notes shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture and the Notes for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Notwithstanding the foregoing, the amendments to the Indenture provided for in Section 1 hereof shall become operative immediately prior to the consummation of the Exchange Debt Offering unless at least one business day prior to the consummation of the Exchange Debt Offering (as defined in the Consent Letter). If the solicitation of consents described in the Consent Letter is terminated for any reason, the amendments to the Indenture provided for by Section 1 hereof shall be of no force and effect, and the Indenture and the Notes shall remain in effect in their present form.

SECTION 3. RATIFICATION OF INDENTURE. The Indenture as specifically amended by this Supplemental Indenture is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Supplemental Indenture shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto under the Indenture or any other document related thereto nor constitute a waiver of any provision thereof.

SECTION 4. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 5. HEADINGS, ETC. Section headings of this Supplemental Indenture are inserted for convenience of reference only and are not to be considered part of this Supplemental Indenture for any other purpose.

SECTION 6. COUNTERPARTS. This Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

SECTION 7. TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals contained herein shall be taken as the statements of the Company, and the Trustee shall not assume any responsibility for their correctness. Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[Remainder of Page Intentionally Blank;

Signature pages follow.]

IN WITNESS WHEREOF, the parties below have caused this First Supplemental Indenture to be duly executed as the date first written above.

ISSUER:

GOODMAN NETWORKS INCORPORATED, a Texas corporation

By:	/s/ Ron Hill
Name: Ron Hill
Title: Chief Executive Officer

Signature Page to

First Supplemental Indenture

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

Signature Page to

First Supplemental Indenture